Kohl's Corporation Reports First Quarter Financial Results
•Earnings per share of $0.66 versus previous guidance of $0.55 to $0.63

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--May 16, 2013-- Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter ended May 4, 2013.

($ in millions)	2013	2012	Change
Sales	$4,199	$4,243	(1.0)%
Comparable store sales	(1.9)%	0.2%	-
Net income	$147	$154	(4)%
Diluted earnings per share	$0.66	$0.63	5%

Kevin Mansell, Kohl's chairman, president and chief executive officer, said, “After a slow start, sales improved considerably in April as the weather finally improved in our most weather-sensitive regions. Despite the lower than expected sales, we outperformed our earnings guidance as gross margin results and expense management were better than expected. Our inventory levels are consistent with our expectations."

Dividend
On May 15, 2013, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.35 per share. The dividend is payable June 26, 2013 to shareholders of record at the close of business on June 12, 2013.

Store Update
Kohl’s ended the quarter with 1,155 stores in 49 states, compared with 1,134 stores at the same time last year. The Company opened nine new stores during the first quarter of 2013 and expects to open three new stores and remodel 30 stores in the Fall.

Earnings Guidance
The Company provided initial guidance for the fiscal quarter ending August 3, 2013 of $1.00 to $1.08 per diluted share. The guidance is based on total sales growth of 1 to 3 percent and comparable store sales growth of 0 to 2 percent and includes expected second quarter share repurchases of $250 million.

First Quarter 2013 Earnings Conference Call
Kohl's will host a first quarter earnings conference call at 8:30 am ET on May 16, 2013. The phone number for the conference call is (706) 902-0486. Replays of the call will be available for 30 days by dialing (855) 859-2056 or (404) 537-3406.  The conference ID for both the live call and the replay is 42313613. The conference call and replays are also accessible via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.

Jefferies 2013 Global Consumer Conference
Wes McDonald, Senior Executive Vice President and Chief Financial Officer, will be presenting at the Jefferies 2013 Global Consumer Conference on June 18, 2013 in Nantucket, MA. Additional details, including the time of Mr. McDonald's presentation, the live webcast and replays of the presentation, will be available via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.

Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted sales and earnings. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's
Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl’s operates 1,155 stores in 49 states. In support of the communities it serves, Kohl’s has raised more than $231 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, join the discussion on Facebook (http://www.facebook.com/kohls) or Twitter (http://twitter.com/Kohls) or get inspired on Pinterest (http://pinterest.com/kohls/) and Instagram (http://instagram.com/kohls).

Contacts
Investor Relations:
Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893
Joanne Crevoiserat, Executive Vice President - Finance, (262) 703-2945

Media:
Jen Johnson, Director - Public Relations, (262) 703-5241

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)

	Three Months Ended
	May 4, 2013	April 28, 2012
Net sales	$4,199	$4,243
Cost of merchandise sold	2,671	2,719

Gross margin	1,528	1,524

Operating expenses:
Selling, general, and administrative	997	1,002
Depreciation and amortization	214	201

Operating income	317	321

Interest expense, net	83	82

Income before income taxes	234	239
Provision for income taxes	87	85

Net income	$147	$154

Basic net income per share	$0.66	$0.63
Average number of shares	222	243

Diluted net income per share	$0.66	$0.63
Average number of shares	223	245

As a percent of net sales:
Gross margin	36.4%	35.9%
Selling, general and
administrative expenses	23.7%	23.6%
Operating income	7.6%	7.6%
Net income	3.5%	3.6%

KOHL'S CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions)
(Unaudited)

	May 4, 2013	April 28, 2012
Assets
Current assets:
Cash and cash equivalents	$518	$1,029
Merchandise inventories	3,961	3,454
Deferred income taxes	138	119
Other	294	277

Total current assets	4,911	4,879

Property and equipment, net	8,822	8,961
Long-term investments	58	156
Other assets	259	266

Total assets	$14,050	$14,262

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,452	$1,609
Accrued liabilities	1,023	1,132
Income taxes payable	117	80
Current portion of capital lease
and financing obligations	107	98

Total current liabilities	2,699	2,919

Long-term debt	2,492	2,141
Capital lease and financing obligations	1,938	2,008
Deferred income taxes	368	421
Other long-term liabilities	532	473
Shareholders' equity	6,021	6,300

Total liabilities and shareholders' equity	$14,050	$14,262

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)
(Unaudited)

	May 4, 2013	April 28, 2012
Operating activities
Net income	$147	$154
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	214	201
Share-based compensation	9	12
Excess tax benefits from share-based compensation	(1)	(1)
Deferred income taxes	(13)	(14)
Other non-cash revenues and expenses	11	(1)
Changes in operating assets and liabilities:
Merchandise inventories	(210)	(236)
Other current and long-term assets	21	17
Accounts payable	145	376
Accrued and other long-term liabilities	11	(37)
Income taxes	(29)	(54)

Net cash provided by operating activities	305	417

Investing activities
Acquisition of property and equipment	(135)	(177)
Sales of investments in auction rate securities	1	1
Other	11	—

Net cash used in investing activities	(123)	(176)

Financing activities
Treasury stock purchases	(109)	(325)
Dividends paid	(77)	(77)
Proceeds from financing obligations	—	3
Capital lease and financing obligation payments	(24)	(27)
Proceeds from stock option exercises	8	8
Excess tax benefits from share-based compensation	1	1

Net cash used in financing activities	(201)	(417)

Net decrease in cash and cash equivalents	(19)	(176)
Cash and cash equivalents at beginning of period	537	1,205

Cash and cash equivalents at end of period	$518	$1,029